                                                                    Exhibit 99.2






                                 [LOGO OMITTED]

                              FOR IMMEDIATE RELEASE

WORLD WRESTLING ENTERTAINMENT, INC. REPORTS FISCAL 2003 FOURTH QUARTER AND FULL YEAR RESULTS

STAMFORD, CONN., JUNE 12, 2003 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its fourth quarter ended April 30, 2003. The Company will host a conference call / web cast on Friday, June 13, 2003 at 11:00 a.m. EST to discuss these results. All interested parties are welcome to listen to the live web cast that will be hosted through the Company web site at corporate.wwe.com. A downloadable presentation will also be available on this site at that time. Participants can also access the conference call by dialing 800-362-0571 (conference ID: WWE). Please reserve a line 15 minutes prior to the start of the conference call. A replay of the web cast will be available approximately two hours after the web cast concludes and can be accessed on the homepage of the Company web site at corporate.wwe.com.

Net revenues from continuing operations were $105.9 million as compared to $131.6 million in the prior year quarter. Operating income from continuing operations for the quarter was $11.8 million versus $27.0 million in the prior year quarter. Income from continuing operations was $6.3 million, or $0.09 per common share, as compared to $18.4 million, or $0.25 per common share, in the prior year quarter.

EBITDA of $15.6 million in the current quarter was in line with management's outlook provided in February 2003. Included in the $15.6 million was $2.3 million of cost related to legal settlements. EBITDA in the prior year quarter was $31.4 million.

In February 2003, the Company closed the restaurant operations of its entertainment complex, The World, and in April 2003 closed the retail operation. As a result, the operations of The World as well as the estimated costs to shut down this business have been reflected in discontinued operations. The Company recorded an after-tax charge of $8.9 million in the fourth quarter related to the estimated costs to shut down this facility. This amount includes, in addition to other costs, rental payments required under the lease, net of management's current estimate of potential sub-rental income. This lease expires on October 31, 2017. Loss from discontinued operations was $10.4 million, or $0.15 per common share, as compared to $2.4 million, or $0.03 per common share, in the prior year quarter.

After the impact of discontinued operations, the Company reported a net loss in the quarter of $4.1 million or $0.06 per common share as compared to net income of $16.0 million or $0.22 per common share in the prior year quarter.

"In fiscal year 2003, we took a bold move by working to create two distinct television brands - Raw and SmackDown! - with their own storylines and talent. This allowed us to create two touring companies, increase our live events globally and clear the way for us to increase our share of the entertainment business," said Linda McMahon, WWE CEO.

"The results for fiscal year 2003 were partially a reflection of the transition from who we were to who we intend to be, compounded by a weak economy and the abundance of reality-based programming which we believe has drawn away some of our audience. We believe that this strategy makes sense and is beginning to take hold. Our business outside of North America has increased significantly. Like anything worth undertaking, our strategy needs time to be put into effect. We are committed in fiscal year 2004 to display that positive feeling through improved financial performance," concluded Mrs. McMahon.

FOURTH QUARTER RESULTS

NET REVENUES for the quarter were $105.9 million versus $131.6 million in the prior year quarter.

LIVE AND TELEVISED ENTERTAINMENT

Revenues from our Live and Televised businesses were $85.9 million as compared to $105.0 million in the prior year quarter.

- LIVE EVENT REVENUES were $19.0 million as compared to $27.9 million in the fourth quarter of last year.

  - There were 74 events, including 5 international events, during the quarter as compared to 78 events, including 3 international events, during the same period last year.

  - The average attendance at our events was approximately 6,600 as compared to approximately 8,900 in the prior year quarter.

  - The average ticket price decreased $0.53 to $37.37 for the quarter.

- PAY-PER-VIEW REVENUES were $31.8 million versus $40.6 million in the prior year quarter.

  - Total domestic pay-per-view buys for the quarter were 1.8 million as compared to 2.4 million in the prior year quarter.

  - Buys for each of the three pay-per-view programs that aired in the quarter were lower than those recorded in the prior year quarter.

  - The decline in buys was partially offset by a 17% increase in the retail price of our domestic pay-per-views from $29.95 to $34.95 effective April 2002.

- TELEVISION RIGHTS FEES REVENUES increased $1.4 million to $15.6 million due primarily to increased international rights fees.

- TELEVISION ADVERTISING REVENUES were $19.0 million as compared to $21.9 million in the prior year quarter. This decline was principally due to the impact of lower television ratings and a decrease in sponsorship revenues. Average household ratings for the quarter for our Raw program, according to Nielsen Media Research, was 3.8 as compared to 4.7 for the prior year quarter. Average household ratings for the quarter for our SmackDown! program, according to Nielsen Media Research, was 3.2 as compared to 3.9 for the prior year quarter.

BRANDED MERCHANDISE

Revenues from our Branded Merchandise businesses were $20.0 million versus $26.6 million in the prior year quarter.

- LICENSING REVENUES decreased $1.3 million to $5.0 million due to a decrease in toy sales.

- MERCHANDISE REVENUES were $5.8 million as compared to $8.8 million in the prior year quarter due to a 50% decrease in revenues from WWEShopzone.com and catalog sales and a 27% reduction in revenues derived at our live events, which was due to lower attendance in the quarter.

- PUBLISHING REVENUES decreased $1.1 million to $4.2 million due to a decrease in net newsstand units sold, which was due in part to the issuance of one less special magazine in the quarter as compared to the prior year quarter.

- HOME VIDEO REVENUES decreased $1.9 million to $3.1 million in the quarter.

  - 0.2 million units sold in the quarter as compared to 0.6 million units sold in the prior year quarter.

PROFIT CONTRIBUTION (NET REVENUES LESS COST OF REVENUES)

Profit contribution for the quarter was $44.1 million as compared to $58.1 million in the prior year quarter. Total profit contribution margin was 42% as compared to 44% in the prior year quarter.

The profit contribution margin for the Live and Televised businesses was approximately 41% versus 44% in the fourth quarter last year reflecting in part the fixed nature of TV production costs.

The profit contribution margin for the Branded Merchandise businesses remained flat at 46%.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

SG&A expenses for the quarter were $28.5 million as compared to $26.7 million in the prior year quarter. Excluding the $2.3 million of cost related to legal settlements, SG&A expenses were relatively flat year over year. Reflected in the quarter was a reduction in advertising and promotion expenses and incentive compensation offset by an increase in bad debt reserves related to a pay-per-view service and a cable system that distribute our pay-per-view events.

INTEREST INCOME AND OTHER, NET

Interest income and other, net decreased by $1.9 million to ($0.3) million due primarily to a higher overall rate of return earned on investments in the prior year quarter.

FULL YEAR ENDED APRIL 30, 2003

Net revenues from continuing operations were $374.3 million as compared to $409.6 million in the prior year. Operating income from continuing operations for the current year was $27.0 million versus $50.0 million last year. Income from continuing operations was $16.4 million, or $0.23 per common share as compared to $42.5 million, or $0.58 per common share last year.

EBITDA was $37.6 million in the current year as compared to $60.2 million in the prior year. Included in the $37.6 million were $6.1 million of net costs related to legal settlements and a $0.7 million charge related to the early termination of a lease for office space.

Loss from discontinued operations related to the shut down of The World was $35.6 million or $0.50 per common share in fiscal year 2003. Included in this amount was an impairment charge of $32.9 million ($20.4 million, after-tax) and an $8.9 million after-tax charge for estimated costs to shut down the facility. Loss from discontinued operations was $0.3 million, or $0.00 loss per common share in the prior year. Included in the prior year results was a $4.6 million favorable adjustment related to the discontinuance of the XFL.

Net loss for the year was $19.2 million or $0.27 per common share, as compared to net income of $42.2 million, or $0.58 per common share in the prior year.

LIVE AND TELEVISED ENTERTAINMENT

Total revenues for the Live and Televised businesses were $295.4 million as compared to $323.4 million last year.

- LIVE EVENT REVENUES were $72.2 million as compared to $74.1 million last year.

  - There were 327 events, including 19 international events in the current year. This compares to 237 events last year, including 5 international events.

  - The average attendance at our events was approximately 5,600 as compared to approximately 8,600 in the prior year.

  - The average ticket price increased approximately 9% to $38.82.

- PAY-PER-VIEW REVENUES were $91.1 million as compared to $112.0 million in the prior year.

  - Total domestic pay-per-view buys were 5.4 million as compared to 7.1 million in the prior year. Effective April 2002, the retail price of our pay-per-view increased from $29.95 to $34.95.

- TELEVISION RIGHTS FEES REVENUES increased 10% to $58.5 million due to an increased number of television specials that aired in the year coupled with increased international rights fees.

- TELEVISION ADVERTISING REVENUES were $72.9 million as compared to $83.6 million last year. This decrease was principally due to the impact of lower television ratings and decreased sponsorship revenues in the current year. Average household ratings for the year for our Raw program, according to Nielsen Media Research, was 3.7 as compared to 4.6 for the prior year. Average household ratings for the year for our SmackDown! program, according to Nielsen Media Research, was 3.4 as compared to 4.0 for the prior year.

BRANDED MERCHANDISE

Total revenues for our Branded Merchandise businesses were $78.9 million as compared to $86.2 million last year.

- LICENSING REVENUES were $21.8 million as compared to $24.4 million in the prior year, the decrease due principally to lower toy sales.

- MERCHANDISE REVENUES were $22.4 million as compared to $26.2 million in the prior year, the decrease due primarily to declines in WWEShopzone.com and catalog sales.

- PUBLISHING REVENUES were $15.2 million as compared to $16.3 million in the prior year, the decrease due primarily to lower net newsstand and subscription units sold.

- HOME VIDEO REVENUES were relatively flat at approximately $13.8 million.

PROFIT CONTRIBUTION (NET REVENUES LESS COST OF REVENUES)

Total profit contribution for the current year was $137.0 million as compared to $158.5 million in the prior year. Total profit contribution margin decreased to 37% from 39%.

The profit contribution margin for the Live and Televised businesses was approximately 36% versus 40% in the prior year primarily reflecting the impact of the William Morris Agency, Inc. settlement, the fixed nature of our television production costs and the decline in pay-per-view revenues in the current year.

The profit contribution margin for the Branded Merchandise businesses was 41% versus 34% in the prior year due to the absence of NHRA expenses and lower expenses associated with maintaining our web site in the current year and higher inventory write-offs in the Home Video category in the prior year.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

SG&A expenses increased by $1.0 million to $99.3 million in the current year. Included in SG&A for the current year was a $3.8 million offer to settle a legal dispute and $1.1 million of net unfavorable litigation settlements. Excluding these items, SG&A expenses decreased by 4%, due primarily to lower staff related costs and advertising and promotion expenses as well as the absence of costs in the current year associated with our former hotel and casino. The decrease was partially offset by an increase in bad debt reserves related to a pay-per-view service and a cable system that distribute our pay-per-view events.

INTEREST INCOME AND OTHER, NET

Interest income and other, net decreased by $17.1 million to $0.3 million. Included in the prior year was $9.3 million related to the exercise and sale of certain warrants from our licensees as well as the revaluation of these warrants. In addition, interest income decreased by $8.5 million due primarily to a higher overall rate of return earned on our investments in the prior year.

                          OUTLOOK FOR FISCAL YEAR 2004

The Company has provided the following outlook for fiscal year 2004. This outlook is subject to various risks and uncertainties outlined in the forward-looking statement included in this release and other Securities and Exchange Commission filings of the Company. While the Company has provided a "range" for each estimate this in no way precludes actual results from being more or less than the range suggested by this outlook.

                                      RANGE
                                      -----

Revenues:
Live & Televised                $260.0 - $275.0 million
Branded Merchandise             $ 65.0 - $ 75.0 million
Total Revenues                  $325.0 - $350.0 million

Profit Contribution:
Live & Televised                         36 - 37%
Branded Merchandise                      40 - 41%
Total Profit Contribution                37 - 38%

SG&A                            $ 82.5 - $ 87.5 million

EBITDA                          $ 40.0 - $ 45.0 million

Depreciation & Amortization     $  9.0 - $ 10.0 million

Operating Income                $ 31.0 - $ 35.0 million

Pre-tax Income                  $ 35.0 - $ 39.0 million

Effective Tax Rate                          37%

Income from

   Continuing Operations        $ 22.0 - $ 25.0 million

Earnings Per Share from

   Continuing Operations        $ 0.32 - $ 0.37

The following represents certain key drivers that comprise the fiscal year 2004 outlook:

-        Number of Events             320 - 330
-        Average Attendance           5,000 - 5,600
-        Average Ticket Price         $37.00 - $39.00
-        Pay-Per-View Buys            4,300,000 - 4,800,000
-        Average Weekly Household TV Ratings:
-        Raw                          3.5 - 4.0
-        SmackDown!                   3.3 - 3.8
-        Capital Expenditures         $7.5 - $10.0 million

                      WORLD WRESTLING ENTERTAINMENT, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)
                                  (Unaudited)


                                                                           YEAR ENDED
                                                                       APRIL 30,    APRIL 30,
                                                                         2003         2002
                                                                      ---------    ---------
OPERATING ACTIVITIES:
Net (loss) income                                                     $ (19,195)   $  42,233
 Adjustments to reconcile net (loss) income to net cash provided by operating activities:
     Loss from discontinued operations                                   35,557          265
     Gain on sale of stock                                                 --         (8,244)
     Revaluation of warrants                                               --          1,470
     Depreciation and amortization                                       10,545       10,174
     Amortization of deferred income                                     (1,268)      (1,270)
     Provision for doubtful accounts                                      3,698          900
     Provision for inventory obsolescence                                   797        3,780
     Provision for deferred income taxes                                  1,498       (1,893)
     Changes in assets and liabilities:
          Accounts receivable                                            10,334        7,388
          Inventory                                                        (185)      (1,086)
          Prepaid expenses and other assets                                (615)       5,689
          Accounts payable                                               (5,302)          25
          Accrued expenses and other liabilities                         (6,568)       6,403
          Deferred income                                                 2,740       10,179
                                                                      ---------    ---------
               Net cash provided by continuing operations                32,036       76,013
               Net cash used in discontinued operations                 (10,898)     (18,127)
                                                                      ---------    ---------
               Net cash provided by operating activities                 21,138       57,886
                                                                      ---------    ---------
INVESTING ACTIVITIES:
Purchase of property and equipment                                      (10,593)     (12,499)
Purchase of other assets                                                 (3,000)      (4,900)
Sale of short-term investments, net                                      65,416      (13,070)
Net proceeds from sale of stock                                            --         12,914
                                                                      ---------    ---------
               Net cash provided by (used in) continuing operations      51,823      (17,555)
               Net cash used in discontinued operations                  (2,134)      (5,179)
                                                                      ---------    ---------
               Net cash provided by (used in) investing activities       49,689      (22,734)
                                                                      ---------    ---------
FINANCING ACTIVITIES:
Repayment of long-term debt                                                (601)        (557)
Obligation under capital lease agreement                                    601         --
Purchase of treasury stock                                              (29,554)      (1,139)
Proceeds from sale of the Company's common stock                             77         --
Net proceeds from exercise of stock options                                 405          414
                                                                      ---------    ---------
               Net cash used in continuing operations                   (29,072)      (1,282)
               Net cash provided by discontinued operations                 322        8,100
                                                                      ---------    ---------
               Net cash (used in) provided by financing activities      (28,750)       6,818
                                                                      ---------    ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                42,077       41,970
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                           86,396       44,426
                                                                      ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD                              $ 128,473    $  86,396
                                                                      =========    =========

                         WORLD WRESTLING ENTERTAINMENT, INC.
                             CONSOLIDATED BALANCE SHEETS
                                (dollars in thousands)
                                     (Unaudited)

                                                       AS OF        AS OF
                                                     APRIL 30,    APRIL 30,
                                                       2003         2002
                                                     ---------    ---------
             ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                       $ 128,473    $  86,396
     Short-term investments                            142,641      207,407
     Accounts receivable, net                           49,730       63,762
     Inventory, net                                        839        1,451
     Prepaid expenses and other current assets          16,900       15,865
     Net assets of discontinued operations              25,134       43,796
                                                     ---------    ---------
          Total current assets                         363,717      418,677

PROPERTY AND EQUIPMENT - NET                            59,325       59,214

INTANGIBLE ASSETS                                        9,055        9,055

OTHER ASSETS                                             9,636        8,406
                                                     ---------    ---------
TOTAL ASSETS                                         $ 441,733    $ 495,352
                                                     =========    =========

          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Current portion of long-term debt               $     777    $     601
     Accounts payable                                   14,188       19,490
     Accrued expenses and other liabilities             39,467       45,963
     Deferred income                                    24,662       23,190
     Net liabilities of discontinued operations         11,554        7,368
                                                     ---------    ---------
          Total current liabilities                     90,648       96,612

LONG-TERM DEBT                                           9,126        9,302

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Class A common stock                                  182          181
     Class B common stock                                  548          548
     Treasury Stock                                    (30,569)      (1,139)
     Additional paid-in capital                        297,315      296,938
     Accumulated other comprehensive income (loss)         243         (525)
     Retained earnings                                  74,240       93,435
                                                     ---------    ---------
          Total stockholders' equity                   341,959      389,438
                                                     ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $ 441,733    $ 495,352
                                                     =========    =========

                       WORLD WRESTLING ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in thousands, except per share data)
                                   (Unaudited)

                                                                       THREE MONTHS ENDED                  YEAR ENDED
                                                                     APRIL 30,       APRIL 30,        APRIL 30,    APRIL 30,
                                                                        2003           2002             2003         2002
                                                                    ------------   ------------     ------------  ------------
Net revenues                                                        $    105,927   $    131,599     $    374,264  $    409,622

Cost of revenues                                                          61,841         73,519          237,343       251,124
Selling, general and administrative expenses                              28,518         26,706           99,349        98,291
Depreciation and amortization                                              3,814          4,385           10,545        10,174
                                                                    ------------   ------------     ------------  ------------
Operating income                                                          11,754         26,989           27,027        50,033

Interest income and other, net                                              (348)         1,601              331        17,418
                                                                    ------------   ------------     ------------  ------------
Income before income taxes                                                11,406         28,590           27,358        67,451

Provision for income taxes                                                 5,146         10,172           10,996        24,953
                                                                    ------------   ------------     ------------  ------------
Income from continuing operations                                          6,260         18,418           16,362        42,498
                                                                    ------------   ------------     ------------  ------------
Discontinued Operations:
Loss from discontinued operations - The World, net of tax                 (1,513)        (2,448)         (26,691)       (4,903)
Estimated shutdown expenses of The World, net of tax                      (8,866)          --             (8,866)         --
Income from shutdown of XFL, net of tax                                     --             --               --           4,638
                                                                    ------------   ------------     ------------  ------------
Loss from discontinued operations                                        (10,379)        (2,448)         (35,557)         (265)
                                                                    ------------   ------------     ------------  ------------
Net (loss) income                                                   $     (4,119)  $     15,970     $    (19,195) $     42,233
                                                                    ============   ============     ============  ============
Earnings (loss) per common share - Basic:
     Continuing Operations                                          $       0.09   $       0.25     $       0.23  $       0.58
                                                                    ============   ============     ============  ============
     Discontinued Operations                                        $      (0.15)  $      (0.03)    $      (0.50) $       --
                                                                    ============   ============     ============  ============
     Net (loss) income                                              $      (0.06)  $       0.22     $      (0.27) $       0.58
                                                                    ============   ============     ============  ============
Earnings (loss) per common share - Diluted:
     Continuing Operations                                          $       0.09   $       0.25     $       0.23  $       0.58
                                                                    ============   ============     ============  ============
     Discontinued Operations                                        $      (0.15)  $      (0.03)    $      (0.50) $       --
                                                                    ============   ============     ============  ============
     Net (loss) income                                              $      (0.06)  $       0.22     $      (0.27) $       0.58
                                                                    ============   ============     ============  ============
Weighted average common and common equivalent shares outstanding:

     Basic                                                            70,416,865     72,848,551       70,621,898    72,861,797
                                                                    ============   ============     ============  ============
     Diluted                                                          70,417,465     72,848,551       70,623,129    72,861,797
                                                                    ============   ============     ============  ============

                       WORLD WRESTLING ENTERTAINMENT, INC.
                        Supplemental Information - EBITDA
                             (dollars in thousands)
                                   (Unaudited)



                                                         THREE MONTHS ENDED                 YEAR ENDED
                                                     APRIL 30,           APRIL 30,   APRIL 30,        APRIL 30,
                                                       2003               2002        2003              2002
                                                     --------            --------    --------         --------
Operating income reported on GAAP basis              $ 11,754            $ 26,989    $ 27,027         $ 50,033
Add: Depreciation and Amortization                      3,814               4,385      10,545           10,174
                                                     --------            --------    --------         --------
EBITDA                                               $ 15,568            $ 31,374    $ 37,572         $ 60,207
                                                     ========            ========    ========         ========




WORLD WRESTLING ENTERTAINMENT, INC. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York, Los Angeles, Toronto and London. Additional information on the Company can be found at wwe.com (http://www.wwe.com/) and corporate.wwe.com (http://corporate.wwe.com/). Information on television ratings and community activities can be found at parents.wwe.com (http://parents.wwe.com/).

Media contact:  Gary Davis, 203-353-5066
Investor contact: Bob Finkel, 203-352-8642

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company's brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.